Exhibit 10.1

LOAN AGREEMENT

THIS LOAN AGREEMENT (this “Agreement”) dated as of this 10th day of June, 2011, by and between DIAMEDIX CORPORATION, a Florida corporation (the “Borrower”) and CITY NATIONAL BANK OF FLORIDA, its successors and/or assigns (the “Lender”).

RECITALS

A.  Borrower has requested and Lender has agreed to make a revolving line of credit in the maximum principal amount of NINE HUNDRED SEVENTY-FIVE THOUSAND AND NO/100 DOLLARS ($975,000.00) to Borrower, which shall be used to finance Borrower’s working capital requirements.

B.  Borrower and Lender have negotiated the terms and conditions of, and wish to enter into, this Agreement in order to set forth the terms and conditions of the Loan (as defined below).

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth below, Borrower and Lender agree as follows:

1.  DEFINITIONS.  As used in this Agreement the terms listed below shall have the following meanings unless otherwise required by the context:

(a)  Account:  Has the meaning set forth in the Code.

(b)  Account Debtor:  Means a person who is obligated under any Account.

(c)  Act:  Has the meaning set forth in Section 9(n).

(d)  Affiliate:  An Affiliate of Borrower shall mean any entity which, directly or indirectly, controls or is controlled by or is under common control with Borrower.  An entity shall be deemed to be “controlled by” another entity if such other entity possesses, directly or indirectly, power to direct or cause the direction of the management and policies of such entity whether by contract, ownership of voting securities, membership interests or otherwise. All domestic Affiliates of Borrower are listed on Schedule 1(d) attached hereto.

(e)  Agreement:  Has the meaning set forth in the preamble hereto.

(f)  Arrangement Fee:  Has the meaning set forth in Section 5(t).

(g)  Bankruptcy Code:  Has the meaning set forth in the Section 7(g).

(h)  Borrower:  Has the meaning set forth in the preamble hereto.

(i)  Borrowing Base:  Has the meaning set forth in the Section 2(a).

(j)  Borrowing Date:  Means the date on which proceeds under the Loan are delivered to Borrower.

(k)  Business Day: Means any day except a Saturday, a Sunday and any day which is in Miami, Florida, a legal holiday or a day on which banking institutions are authorized or required by law or other government action to close.

(l)  Capital Securities: Mean, with respect to any Person, all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of such Person’s capital, whether now outstanding or issued or acquired after the date hereof, including common shares, preferred shares, membership interests in a limited liability company, limited or general partnership interests in a partnership or any other equivalent of such ownership interest.

(m)  Code:  Means the Uniform Commercial Code (or any successor statute), as adopted and in force in Florida or, when the laws of any other state govern the method or manner of the perfection or enforcement of any security interest in any of the Collateral, the Uniform Commercial Code (or any successor statute) of such state.  Any term used in this Agreement and in any financing statement filed in connection herewith which is defined in the Code and not otherwise defined in this Agreement or in any other Loan Document has the meaning given to the term in the Code.

(n)  Collateral:  Shall have the meaning set forth in the Security Agreement.

(o)  Commitment Fee: Shall have the meaning set forth in Section 5(t).

(p)  Confidential Information: Means information that Borrower or any Guarantor furnishes to Lender or that Lender otherwise obtains regarding Borrower or any Guarantor in connection with any of the Loan Documents, but does not include any such information that is or becomes generally available to the public.

(q)  Delta Biologicals: Means DELTA BIOLOGICALS S.r.l., a company organized under the laws of Italy.

(r)  Eligible Accounts: Means, as of any determination date, all domestic Accounts in U.S. dollars evidenced by a paper invoice or electronic equivalent (valued at the face amount of such invoice, less maximum discounts, credits and allowances which may be taken by Account Debtors on such Accounts, and net of any sales tax, finance charges or late payment charges included in the invoiced amount) created or acquired by Borrower arising from the sale of inventory and/or the provision of certain services in Borrower’s ordinary course of business (whether the sale of the inventory and/or the provision of certain services is in Borrower’s ordinary course of business shall be determined by Lender (acting reasonably)) in which Lender has a first (and only) priority, perfected security interest, but excluding, without duplication,

(i)  Accounts outstanding for longer than ninety (90) days from the due date;

(ii)  All Accounts owed by an Account Debtor if more than fifty percent (50%) of the Accounts owed by such Account Debtor to Borrower are deemed ineligible hereunder pursuant to clause (i);

(iii)  Accounts owing from Immunovision or Delta Biologicals or IVAX Diagnostics or any other domestic Affiliate of Borrower;

(iv)  Accounts which are in dispute or with respect to which a counterclaim, contra-account, volume rebate, cooperative advertising accrual or offset has been asserted in writing (only to the extent of such counterclaim, contra-account, volume rebate, cooperative advertising accrual or offset asserted);

(v)  Accounts owed by a creditor of Borrower to the extent of the amount of the indebtedness of Borrower to such creditor;

(vi)  Accounts owing by any Account Debtor which is not solvent;

(vii)  Accounts arising from a sale on a bill-and-hold, guaranteed sale, sale-or-return, sale-on-approval, consignment or similar basis or which is subject to repurchase, return, rejection, repossession, loss or damage;

(viii)  Accounts owed by an Account Debtor that (1) is a Sanctioned Person or (2) is located outside of the United States of America;

(ix)  Accounts owed by the United States of America or other governmental unit, agency or subdivision, subject to assignment of claims regulations;

(x)  Accounts as to which the goods giving rise to the Account have not been shipped to Account Debtor or the service giving rise to the Account has not been completely performed or which do not represent a final sale;

(xi)  Accounts evidenced by a note or other instrument or chattel paper or reduced to judgment;

(xii)  Accounts which, by contract, subrogation, mechanics’ lien laws or otherwise, are subject to claims by Borrower’s creditors or other third parties or which are owed by Account Debtors as to whom any creditor of Borrower (including any bonding company) has lien or retainage rights;

(xiii)  Any and all other Accounts the validity, collectability, or amount of which is determined in good faith by Borrower or Lender to be doubtful;

(xiv)  Accounts owed by an Account Debtor which is located in a jurisdiction where Borrower is required to qualify to transact business or to file reports, unless Borrower has so qualified or filed;

(xv)  Accounts owed by an Account Debtor who disputes the liability therefore; and

(xvi)  Accounts owed in connection with bonded contracts.

(s)  ERISA:  Has the meaning set forth in Section 4(l).

(t)  Event of Default:  Has the meaning set forth in Section 7.

(u)  GAAP: Generally accepted accounting principles consistently applied, as adopted in the United States, and as amended from time to time.

(v)  Governmental Authority: Any governmental authority, agency, authority, board, commission, or governing body authorized by federal, state or local laws or regulations as having jurisdiction over Lender, Borrower or any Guarantor.

(w)  Guarantor(s): Individually and/or collectively, IVAX Diagnostics, Immunovision and Delta Biologicals, and any other individual or entity now or hereafter guaranteeing the Loan.

(x)  Guaranty(s): Individually and/or collectively, that certain Guaranty of Payment and Performance dated as of even date herewith from IVAX Diagnostics in favor of Lender, that certain Guaranty of Payment and Performance dated as of even date herewith from Immunovision in favor of Lender and that certain Guaranty of Payment and Performance dated as of even date herewith from Delta Biologicals in favor of Lender, as the same may be amended, restated, modified or replaced from time to time, and any other guaranty agreement in favor of Lender by any other guarantor.

(y)  Immunovision:  Means IMMUNOVISION, INC., a Florida corporation.

(z)  IVAX Diagnostics: Means IVAX DIAGNOSTICS, INC., a Delaware corporation.

(aa)  Lender: Has the meaning set forth in the preamble hereto.

(bb)  Loan: That certain revolving line of credit in the amount of NINE HUNDRED SEVENTY-FIVE THOUSAND AND 00/100 DOLLARS ($975,000.00), as evidenced by the Note and secured by the Security Agreement, the Mortgage and other Loan Documents as provided herein.

(cc)  Loan Documents:  Any and all documents evidencing, securing, or executed in connection with the Loan, including, without limitation, the Note, the Security Agreement, the Mortgage, the Guaranty, and this Agreement.

(dd)  Material Adverse Effect: Means any event, circumstance, development, state of facts, occurrence, change or effect that has a material adverse effect on the (i) business, assets, financial condition or results of operations of Borrower and its subsidiaries (taken as a whole), (ii) business, assets, financial condition or results of operations of the Guarantors and their subsidiaries (taken as a whole), (iii) ability of Borrower or any Guarantor to perform its obligations under the Loan Documents, or (iv) rights and/or remedies of Lender under any of the Loan Documents; provided, that none of the following shall in and of itself constitute, and no event, circumstance, development, state of facts, occurrence, change or effect resulting from any of the following shall constitute, a Material Adverse Effect or be considered in determining whether a Material Adverse Effect has occurred: (1) any failure in and of itself (as distinguished from any change or event giving rise or contributing to such failure) by Borrower or its subsidiaries (taken as a whole) to meet any internal projections or forecasts, (2) any failure in and of itself (as distinguished from any change or event giving rise or contributing to such failure) by any Guarantor or their subsidiaries (taken as a whole) to meet any internal projections or forecasts, or (3) any event, circumstance, development, state of facts, occurrence, change or effect set forth on Schedule 1(dd) attached hereto; provided, further, that whether or not any event, circumstance, development, state of facts, occurrence, change or effect has a Material Adverse Effect shall take into account any insurance, indemnities, rights of contribution and/or similar rights and claims available to Borrower, any Guarantor and their respective subsidiaries.

(ee)  Mortgage: That certain Mortgage, Assignment of Rents and Security Agreement dated as of even date herewith from Borrower in favor of Lender, to be recorded in the Public Records of Miami-Dade County, Florida, which grants Lender a valid first priority lien on the real and personal property more particularly described therein.

(ff)  Note: That certain Revolving Promissory Note dated as of even date herewith from Borrower to the order of Lender in the principal amount of NINE HUNDRED SEVENTY-FIVE THOUSAND AND 00/100 DOLLARS ($975,000.00), as may be amended, restated, modified or replaced from time to time.

(gg)  Notice of Borrowing:  Has the meaning set forth in Section 2(b).

(hh)  Person:  A natural person, a partnership, a joint venture, an unincorporated association, a limited liability company, a corporation, a trust, any other legal entity, or any Governmental Authority.

(ii)  Sanctioned Country: Means a country subject to the sanctions program identified on the list maintained by OFAC and available at http://www.treas.gov/offices/eotffc/ofac/sanctions/index.html or as otherwise published from time to time.

(jj)  Sanctioned Person: Means (i) a Person named on the list of Specially Designated Nationals or Blocked Persons maintained by OFAC available at http://www.treas.gov/offices/eotffc/ofac/sdn/index.html or as otherwise published from time to time, or (ii) (A) an agency of the government of a Sanctioned Country, (B) an organization controlled by a Sanctioned Country, or (C) a Person resident in a Sanctioned Country, to the extent subject to a sanctions program administered by OFAC.

(kk)  Security Agreement:  That certain Security Agreement dated as of even date herewith from Borrower in favor of Lender, which evidences a valid first priority lien on all personal property of Borrower (subject to the exception and other terms and provisions thereof), including, without limitation, all accounts, accounts receivable, inventory, equipment, fixtures, chattel paper, general intangibles, instruments and other personal property now owned or hereafter acquired by Borrower, and all proceeds of the foregoing, and any replacements, additions, modifications and/or amendments thereto.

(ll)  Unused Fee: Has the meaning set forth in Section 5(u).

2.  LOAN.

(a)  Lender hereby agrees to make the Loan to Borrower in accordance with the terms and conditions of this Agreement.  The proceeds of the Loan shall be advanced from time to time to Borrower in amounts such that the aggregate principal amount of the Loan at any one time outstanding will not exceed the lesser of (i) $975,000.00, or (ii) the sum of (a) eighty percent (80%) of Eligible Accounts, less (b) any reserves related directly and solely to the Eligible Accounts determined by Lender in its reasonable discretion (the “Borrowing Base”). If at any time the aggregate principal balance of the Loan exceeds the Borrowing Base, Borrower shall be required to make a principal reduction within four (4) Business Days after receipt of written notice thereof from Lender. Borrower’s failure to make such principal reduction within such four (4) Business Days, shall constitute an immediate Event of Default hereunder and, following such nonpayment, Lender shall have the option, in its sole and absolute discretion, to permanently reduce the availability of the amount of the Loan by an amount equal to the amount in excess of the Borrowing Base, irrespective of any subsequent payment made by Borrower. Within the foregoing limit, Borrower may borrow, prepay and reborrow amounts under the Loan at any time.

(b)  Borrower shall, from time to time, give Lender notice of a request for an advance of proceeds (each, a “Notice of Borrowing”) specifying the amount to be borrowed and the requested borrowing date on the date one Business Day before the requested Borrowing Date.  Subject to the provisions of Section 2(a) above, the amount requested in the Notice of Borrowing shall be delivered by Lender to Borrower on the Borrowing Date requested in such Notice of Borrowing in immediately available dollar funds.  Any and all amounts advanced to Borrower by Lender shall be delivered by Lender in accordance with remittance instructions set forth in the Notice of Borrowing.  Notwithstanding the foregoing, Lender shall advance to Borrower an amount equal $975,000.00 on the date hereof, subject to the availability under the Borrowing Base.

(c)  Borrower will pay interest and principal on this facility in accordance with the terms of the Note.

(d)  Upon at least ten (10) days prior written notice to Lender, Borrower may, at its option, terminate this Agreement and Lender’s commitment to make the Loan hereunder in its entirety (but not partially); provided, however, no such termination by Borrower shall be effective until the full payment of all amounts due and payable under this Agreement and all other Loan Documents as of the date of such termination in cash or immediately available funds.

3.  EXPENSES: Borrower shall pay all fees and charges incurred in the procuring and making of the Loan up to an aggregate amount equal to the Arrangement Fee and all other reasonable expenses incurred by Lender during the term of the Loan, including without limitation documentary stamp taxes, if applicable, intangible taxes, if applicable, recording expenses, and the reasonable fees of the attorneys for Lender.  Borrower shall also pay any and all insurance premiums, taxes, assessments, and other charges, liens and encumbrances upon the Collateral (other than liens and encumbrances permitted in accordance with the Security Agreement, the Mortgage and the other Loan Documents) when due and payable, unless such amounts are being contested in good faith.  Such amounts, unless sooner paid, shall be paid from time to time as Lender shall request either to the Person to whom such payments are due or to Lender if Lender has paid the same.

4.  WARRANTIES AND REPRESENTATIONS OF BORROWER.  As of the date hereof and each Borrowing Date, Borrower and/or Guarantor, as applicable, represent and warrant as follows:

(a)  Organization Status.  Borrower (i) is a corporation duly organized under the laws of the State of Florida, (ii) is in good standing under the laws of the State of Florida, (iii) is qualified to do business under the laws of the State of Florida, and (iv) has outstanding shares of stock which have been duly and validly issued.

(b)  Compliance with Laws.  Borrower and Guarantor are in compliance with all laws, regulations, ordinances and orders of all governmental authorities, except where such non-compliance (in the aggregate) would not reasonably be expected to have a Material Adverse Effect.

(c)  Accurate Information.  All factual information (taken as a whole) furnished by or on behalf of Borrower in writing to Lender for purposes of or in connection with this Agreement and the other Loan Documents is, and all other such factual information (taken as a whole) hereafter furnished by or on behalf Borrower in writing to Lender will be, true, correct and complete in all material respects on the date as of which such information is dated or certified, it being understood and agreed that such factual information shall not include any projections. The audited consolidated balance sheet and the related statements of income and cash flows (including the notes thereto) for IVAX Diagnostics dated as of and for the year ended December 31, 2010 prepared in accordance with United States GAAP and Borrower’s annual unaudited financial statements for the year ended December 31, 2010 delivered to Lender prior to the date hereof are complete and correct in all material respects and fairly present the financial condition of IVAX Diagnostics (on a consolidated basis) and Borrower, as the case may be, as of December 31, 2010, and the results of its operations for the period ended on such date in all material respects, and, as of December 31, 2010, neither IVAX Diagnostics nor Borrower had any material contingent liability not disclosed therein.  Since December 31, 2010, no event or circumstance has occurred that has had a Material Adverse Effect.

(d)  Authority to Enter into Loan Documents.  Borrower and Guarantor have full power and authority to enter into the Loan Documents to which such Person is a party and consummate the transactions contemplated hereby.

(e)  Validity of Loan Documents.  The Loan Documents executed by Borrower and any Guarantor have been approved by those Persons of Borrower and such Guarantor having proper authority, and, assuming that all other instruments and agreements to be delivered by Borrower and any Guarantor constitute valid and binding obligations of any other party thereto (other than Borrower and any Guarantor), are in all respects legal, valid and binding according to their terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles.

(f)  Priority of Lien on Personalty.  Except as set forth on Schedule 4(f) attached hereto, no chattel mortgage, bill of sale, security agreement, financing statement or other title retention agreement (except those executed in favor of Lender) has been or will be executed with respect to any of the Collateral unless (i) terminated or otherwise no longer in force and effect or (ii) otherwise permitted in accordance with the Security Agreement, the Mortgage and the other Loan Agreements.

(g)  Conflicting Transactions of Borrower.  The consummation of the transaction hereby contemplated and the performance of the obligations of Borrower and Guarantor under and by virtue of the Loan Documents will not result in any breach of, or constitute a default under, any lease, loan or credit agreement, or other instrument to which Borrower or Guarantor is a party or by which any of their respective properties or assets are bound, except for such breaches or defaults (in the aggregate) which would not reasonably be expected to have a Material Adverse Effect.

(h)  Pending Litigation.  Except as set forth on Schedule 4(h) attached hereto, there are no actions, suits or proceedings pending against Borrower, Guarantor, the Collateral, or, circumstances that would reasonably be expected to lead to such action, suits or proceedings against or affecting Borrower or Guarantor, the Collateral, or involving the validity or enforceability of any of the Loan Documents, before or by any Governmental Authority, which, if adversely determined, would a Material Adverse Effect, except actions, suits and proceedings which have been specifically disclosed to and approved by Lender in writing; and Borrower is not in default with respect to any order, writ, injunction, decree or demand of any court or any Governmental Authority.

(i)  Condition of Property. All property necessary to the business of Borrower is in good working order and condition in accordance with the past practices of Borrower, ordinary wear and tear excepted and subject to the occurrence of casualty events.

(j)  Discharge of Liens and Taxes.  Borrower and Guarantor have duly filed, paid and/or discharged all taxes or other claims that may become a lien on any of its property or assets to the extent such taxes or claims shall be due and payable, except to the extent that such items are being contested in good faith and an adequate reserve for the payment thereof is being maintained.  Borrower certifies that it has filed or caused to be filed all material federal, state and other tax returns which are required to be filed (taking into account any applicable extensions), and has paid or caused to be paid all taxes as shown on said returns (including, but not limited to, ad valorem and personal property taxes) or on any assessment received by Borrower to the extent that such taxes have become due, except such as are being contested in good faith.

(k)  Sufficiency of Capital.  On the date of this Agreement and, after consummation of this Agreement and after giving effect to all indebtedness incurred and liens created by Borrower in connection with the Note and any other Loan Documents (i) neither Borrower nor any Guarantor will be insolvent; (ii) the fair value of the assets of Borrower and the Guarantors on a consolidated basis, at fair valuation, exceeds their debts and liabilities; (iii) the present fair salable value of the assets of Borrower and the Guarantors on a consolidated basis is greater than the amount that will be required to pay their debts and other liabilities as such debts and liabilities become due and payable; (iv) Borrower and the Guarantors on a consolidated basis are able to pay their debts and liabilities as such debts and liabilities become due and payable; and (v) Borrower and the Guarantors on a consolidated basis do and will not have unreasonably small capital with which to conduct the business in which they are engaged.

(l)  ERISA.  Each employee pension benefit plan, as defined in Employee Retirement Income Security Act of 1974, as amended (“ERISA”), maintained by Borrower and/or Guarantor meets, as of the date hereof, the minimum funding standards of ERISA and all applicable regulations thereto and requirements thereof, and of the Internal Revenue Code of 1986, as amended, except where such non-compliance (in the aggregate) would not reasonably be expected to have a Material Adverse Effect. No “Prohibited Transaction” or “Reportable Event” (as both terms are defined by ERISA) has occurred with respect to any such plan, except where such occurrences (in the aggregate) would not reasonably be expected to have a Material Adverse Effect.

(m)  No Default.  There is no Event of Default or default on the part of Borrower or Guarantor under this Agreement, the Note, the Guaranty, the Mortgage or the Security Agreement, and no event has occurred and is continuing which with notice, or the passage of time, or both, would reasonably be expected to constitute an Event of Default.

5.  COVENANTS.  Borrower and Guarantor, as applicable, covenant and agree with Lender as follows:

(a)  Taxes.  Borrower shall file or caused to be filed all federal, state and other tax returns which are required to be filed, and shall pay or caused to be paid all taxes as shown on said returns or in any manner due to be paid (including, but not limited to, ad valorem and personal property taxes) or on any assessment received by Borrower, except to the extent that such items are being contested in good faith and an adequate reserve for the payment thereof is being maintained.

(b)  Notice of Litigation.  Borrower shall promptly give Lender written notice of (i) a judgment entered against Borrower in an amount in excess of $50,000.00, or (ii) the commencement of any action, suit, claim, counterclaim or proceeding against or investigation of Borrower which, if adversely determined, would reasonably be expected have a Material Adverse Effect, or which questions the validity of this Agreement, the Note, the Mortgage or the Security Agreement.

(c)  Notice of Default.  Borrower shall promptly give Lender written notice of any act of default under any agreement with Lender or under any other contract to which Borrower is a party if such default would reasonably be expected to have a Material Adverse Effect and of any acceleration of indebtedness caused thereby which would reasonably be expected to have a Material Adverse Effect.

(d)  Reports.  Borrower shall promptly furnish Lender with copies of all stockholder, governmental agency, and other special reports pertaining to or affecting Borrower, which would materially adversely affect the business of Borrower.

(e)  Change in Ownership, Control or Management of Borrower.  Without the prior written consent of Lender, Borrower shall not change its ownership during the term of the Loan, such that IVAX Diagnostics ceases to own, directly or indirectly, such number of outstanding Capital Securities of Borrower having more than fifty percent (50.00%) of the ordinary voting power for the election of directors of Borrower. In addition to the foregoing, without the prior written consent of Lender, IVAX Diagnostics shall not change its ownership during the term of the Loan, such that ERBA DIAGNOSTICS MANNHEIM GmbH, a company organized under the laws of Germany, and/or TRANSASIA BIO-MEDICALS, LTD., a company organized under the laws of India, ceases to own, directly or indirectly, such number of outstanding Capital Securities of IVAX Diagnostics having more than fifty percent (50.00%) of the ordinary voting power for the election of directors of IVAX Diagnostics.

(f)  Change in Fiscal Year. Borrower shall not change its fiscal year without the prior written consent of Lender. Borrower’s fiscal year ends on December 31.

(g)  Payment of Debts.  Borrower shall pay and discharge when due, and before subject to penalty or further charge, and otherwise satisfy before maturity or delinquency, all obligations, debts, taxes, and liabilities of whatever nature or amount, except (i) those which Borrower in good faith disputes or (ii) for such non-payment and performance (in the aggregate) as would not reasonably be expected to have a Material Adverse Effect.

(h)  Collection of Insurance Proceeds.  Borrower will cooperate with Lender in obtaining for Lender the benefits of any insurance or other proceeds lawfully or equitably payable to it in connection with the transaction contemplated hereby and the collection of any indebtedness or obligation of Borrower to Lender incurred hereunder.

(i)  Indebtedness.  Borrower shall not incur, create, assume or permit to exist any indebtedness or liability on account of advances or deposits, any indebtedness or liability for borrowed money, any indebtedness constituting the deferred purchase price of any property or assets (other than such indebtedness incurred in the ordinary course of business of Borrower), any indebtedness owed under any conditional sale or title retention agreement, contingent obligations pursuant to guaranties, endorsements, letters of credit and other secondary liabilities, or any other indebtedness or liability evidenced by notes, bonds, debentures or similar obligations, without the prior written consent of Lender, which consent shall be in Lender’s sole and absolute discretion, except for any of the following:

           (i)  indebtedness to Lender incurred pursuant to the Loan Documents; and

           (ii)  indebtedness or liabilities existing as of the date hereof set forth on Schedule 5(i)(ii) attached hereto.

(j)  Guaranties.  Borrower shall not guarantee or otherwise in any way become or be responsible for obligations of any other Person, whether by agreement to purchase the indebtedness of any other Person, or agreement for the furnishing of funds to any other Person through the purchase of goods, supplies or services (or by way of stock purchase, capital contribution, advance or loan) for the purpose of paying or discharging indebtedness of any other Person, or otherwise.

(k)  Further Assurances and Maintenance of Property.  Borrower will do all acts and execute all documents as may be reasonably necessary for carrying out of the intent and purposes of this Agreement as Lender shall reasonably require from time to time.  Borrower will keep all property necessary to the business of Borrower in good working order and condition in accordance with the past practices of Borrower, ordinary wear and tear excepted and subject to the occurrence of casualty events.

(l)  No Assignment.  Borrower shall not assign this Agreement or any interest therein and any such assignment is void and of no effect.  Lender may assign this Agreement and any other Agreements contemplated hereby, and all of its rights hereunder and thereunder, and all provisions of this Agreement shall continue to apply to the Loan.  Lender agrees to promptly notify Borrower of any such assignment.  Lender also shall have the right to participate the Loan with any other lending institution. Notwithstanding the foregoing, if Lender assigns the Loan to another lending institution, the requirements of Section 5(s) below shall no longer be applicable.

(m)  Access to Books and Records.  Borrower and each Guarantor shall allow Lender, or its agents, after reasonable prior notice and during reasonable normal business hours, to access Borrower’s and Guarantor’s books, records and such other documents, and allow Lender to inspect, audit and examine the same and to make extracts therefrom and to make copies thereof. Lender shall be entitled to a field exam, audit and inventory and collateral appraisals on an annual basis at Borrower’s sole expense throughout the term of the Loan or at any time during the existence of an Event of Default. Lender shall be entitled to conduct, at Lender’s own expense, additional field exams, audits and inventory appraisals as Lender deems necessary.

(n)  Business Continuity.  Borrower shall not make any material change in its line of business or change its name or principal place of business.

(o)  Advances or Distributions. Borrower shall not make any advances, dividends, loans, or distributions to its subsidiaries, Affiliates, shareholders, officers or directors or to any of Guarantor’s subsidiaries, Affiliates, shareholders, officers or directors during the term of the Loan, without the prior written consent of Borrower. Notwithstanding the foregoing, so long as no Event of Default exists and is continuing, Borrower may make advances to Affiliates solely for use in connection with the ordinary course of business expenses of such Affiliates in an amount not to exceed $1,000,000.00 annually.

(p)  Sale of Assets.  Borrower shall not sell or convey any of its stock or assets during the term of the Loan, if such a sale or conveyance is outside the ordinary course of business of Borrower, including a sale of assets in connection with a merger, consolidation or reorganization.

(q)  Insurance.

(A)  Borrower shall obtain, maintain and keep in full force and effect during the term of the Loan adequate insurance coverage, with all premiums paid thereon and without notice or demand, with respect to its properties and business against loss or damage of the kinds and in the amounts customarily insured against by companies of established reputation engaged in the same or similar businesses including, without limitation:

(i)  Public liability insurance insuring against all claims for personal or bodily injury, death, or property damage in an amount of not less than One Million Dollars ($1,000,000.00) single limit coverage.  Such policy shall include an additional insured endorsement naming Lender;

(ii)  Insurance in such amounts and against such other casualties and contingencies as may from time to time be required by Lender;

(iii)  Contents insurance covering all inventory and other tangible property of Borrower located at Borrower’s headquarters, in such amounts as shall be reasonably  satisfactory to Lender;

(iv)  Workers compensation insurance which evidences Borrower’s compliance with all of the requirements of applicable law with respect to workers compensation insurance; and

(v)  Excess liability insurance in an amount not less than One Million Dollars ($1,000,000.00).

 (B)  All policies of insurance required hereunder shall:  (i) be written by carriers which are licensed or authorized to transact business in the State of Florida, and are rated “A” or higher, Class XII or higher, according to the latest published Best’s Key Rating Guide and which shall be otherwise acceptable to Lender in all other respects, (ii) provide that Lender shall receive thirty (30) days’ prior written notice from the insurer before a cancellation, modification, material change or non-renewal of the policy becomes effective, and (iii) be otherwise reasonably satisfactory to Lender.

(C)  Borrower shall not, without the prior written consent of Lender, take out separate insurance concurrent in form or contributing with regard to any insurance coverage required by Lender.

(D)  At all times during the term of the Loan, if requested by Lender, Borrower shall have delivered to Lender the original (or a certified copy) of all policies of insurance required hereby, together with receipts or other evidence that the premiums therefor have been paid.

(E)  Not less than thirty (30) days prior to the expiration date of any insurance policy, if requested by Lender, Borrower shall deliver to Lender the original (or certified copy), or the original certificate, as applicable, of each renewal policy, together with receipts or other evidence that the premiums therefor have been paid.

(F)  The delivery of any insurance policy and any renewals thereof, shall constitute an assignment thereof to Lender, and Borrower hereby grants to Lender a security interest in all such policies, in all proceeds thereof and in all unearned premiums therefor.

(r)  Indemnification. Borrower and Guarantor hereby indemnify and hold Lender, its directors, officers, agents, employees and attorneys harmless from and against any liability, loss, expenses, damage of any nature, and claims, including, without limitation, brokers’ claims, arising in connection with the Loan or the use of the proceeds of the Loan, except for claims arising from the gross negligence, illegal acts, fraud or willful misconduct of Lender, its directors, officers, agents, employees or attorneys.

(s)  Depository Relationship.  After the date that is ninety (90) days from the date hereof and subject to the last sentence of Section 5(l), if Borrower and its subsidiaries have in the aggregate an amount equal to or less than $5,000,000.00 in their depository account(s), investment account(s) and treasury and merchant services management account(s) with Lender, then Borrower and its subsidiaries shall maintain one hundred percent (100%) of all of their depository account(s), investment account(s) and treasury and merchant services management account(s) with Lender.  In the event that Borrower fails to satisfy the depository relationship requirements set forth in the preceding sentence, such failure shall (A) automatically cause the then applicable Unused Fee to increase by one percentage point (1.00%) per annum for as long as such failure continues unremedied and (B) automatically cause the Margin Rate (as defined in the Note) to increase by two percentage points (2.00%) per annum for as long as such failure continues unremedied.

(t)  Arrangement Fee.  In connection with the Loan, Borrower shall pay to Lender a fee in the aggregate amount of $15,000.00 (the “Arrangement Fee”), payable as follows:  (i) a fee in the amount of $7,500.00 upon the acceptance of a committed term sheet (the “Commitment Fee”), and (ii) a fee in the amount of $7,500.00 upon the execution of this Agreement.  Lender hereby acknowledges and agrees that, as of the date hereof, Borrower has paid the Commitment Fee in full to Lender.

(u)  Unused Fee.  So long as Lender has a commitment to advance funds hereunder, Borrower shall pay to Lender a fee (the “Unused Fee”) for each day equal to the product of (i) fifty percent (50%) of the applicable Margin Rate (as defined in the Note) multiplied by (ii) the difference between (A) the amount of the Loan that Lender has a commitment to advance funds hereunder and (B) the aggregate amount of principal outstanding under the Loan on such day, payable monthly in arrears.  Notwithstanding the foregoing, in the event that Borrower fails to satisfy the depository relationship requirements set forth in Section 5(s), such failure shall automatically cause the then applicable Unused Fee to increase by one percentage point (1.00%) per annum for so long as such failure continues unremedied.

6.  FINANCIAL AND REPORTING REQUIREMENTS.

(a)  Minimum Tangible Net Worth. At all times during the term of the Loan, Borrower shall maintain a minimum Tangible Net Worth of not less than $1,000,000.00, as of December 31 of each year. For purposes hereof, “Tangible Net Worth” shall mean (i) the shareholder equity of Borrower, less (ii) the aggregate amount of intangible assets of Borrower including, without limitation, goodwill, franchises, licenses, patents, trademarks, trade names, copyrights, service marks, and brand names, less (iii) the aggregate amount of advances made to Affiliates, subsidiaries, shareholders or officers of Borrower.  This covenant shall be measured for compliance upon Lender’s receipt of Borrower’s audited annual and unaudited quarterly financial statements as required herein.

(b)  Minimum Fixed Charge Coverage Ratio.  As of the last day of each fiscal quarter after the date hereof, Borrower shall maintain a minimum Fixed Charge Coverage Ratio of not less than 1.50 to 1.00.   This covenant shall be measured for compliance quarterly on a rolling four quarter basis, upon Lender’s receipt of the financial statements as required herein, beginning on the first quarter ending after the date of this Agreement. For purposes hereof, “Fixed Charge Coverage Ratio” shall mean the ratio of (i) Fixed Charges to (ii) the sum of (a) the prior year current maturities of long term debt paid, plus (b) the prior year current maturities of leases paid, plus (c) interest expense on all obligations.  For purposes hereof, “Fixed Charges” shall mean, with respect to any Person for any period, an amount equal to EBITDA, less unfinanced capital expenditures, less income taxes paid.  “EBITDA” shall mean, with respect to any Person, the sum of net income, interest expense (including arrangement fees, commitment fees and insurance premiums in connection with any indebtedness), taxes, depreciation and amortization, calculated on a trailing four quarter basis.

(c)  Maximum Funded Debt to EBITDA Ratio.  As of the last day of each fiscal quarter after the date hereof, Borrower shall maintain a maximum Funded Debt to EBITDA Ratio of not more than 2.50 to 1.00. For purposes hereof, “Funded Debt to EBITDA Ratio” shall mean the ratio of (i) Funded Debt for all third-party contractual obligations to (ii) EBITDA (as defined above).  “Funded Debt” shall mean total debt obligations of Borrower for borrowed money, plus all rental obligations of Borrower which, under United States GAAP, are or will be required to be capitalized on the books of Borrower, in each case taken at the amount thereof accounted for as indebtedness in accordance with such principles.  This covenant shall be measured for compliance quarterly upon Lender’s receipt of the financial statements as required herein.

(d)  Annual Financial Statements.  Within one hundred twenty (120) days after the end of each fiscal year, Borrower shall (i) furnish Lender with annual unaudited financial statements, (ii) cause Delta Biologicals and Immunovision to furnish Lender with annual unaudited financial statements, and (iii) cause IVAX Diagnostics to furnish Lender with annual audited consolidated and consolidating financial statements each of which shall include a description of such company’s material contingent liabilities. Such annual financial statements of IVAX Diagnostics shall be prepared by a reputable independent public accountant reasonably acceptable to Lender. In connection with the delivery of such financial statements, Borrower’s and Guarantor’s chief financial officer, as applicable, shall certify the same to be correct and complete in all material respects.

(e)  Quarterly Financial Statements. Within the earlier of (a) sixty (60) days after the end of each fiscal quarter (except the last fiscal quarter of any fiscal year) and (b) the date such statements are filed with the Securities and Exchange Commission, Borrower shall (i) furnish Lender with quarterly unaudited financial statements, each of which shall include a description of all of its contingent liabilities, (ii) cause Delta Biologicals and Immunovision to furnish Lender with quarterly unaudited financial statements, each of which shall include a description of all of such entity’s respective contingent liabilities, (iii) cause IVAX Diagnostics to furnish Lender with quarterly audited consolidated and consolidating financial statements, each of which shall include a description of its material contingent liabilities, and (iv) furnish Lender with a certificate, in the form attached hereto as Schedule (6)(e), duly executed by the chief financial officer of Borrower, (A) providing a calculation of the Fixed Charge Coverage Ratio of Borrower, the Funded Debt to EBITDA Ratio of Borrower and, upon delivery of the annual financial statements, the Minimum Tangible Net Worth of Borrower, each in accordance with the provisions of this Section 6, and (B) certifying that his or her review has not disclosed the existence of a noncompliance of the covenants set forth in this Agreement.  In connection with the delivery of such financial statements, Borrower’s and Guarantor’s chief financial officer, as applicable, shall certify the same to be correct and complete in all material respects.

(f)  Borrowing Base Certificates. Together with each Notice of Borrowing and within ten (10) days after the end of each calendar month, Borrower shall furnish Lender with a borrowing base certificate, in the form attached hereto as Schedule 6(f), which shall reflect the calculation of the Borrowing Base as of such date and resulting availability under the Note, certified by the chief financial officer of Borrower.

(g)  Accounts Receivable/Payable Aging Reports.  Within ten (10) days after the end of each calendar month, Borrower shall supply Lender with (i) a monthly accounts receivable aging report and (ii) a monthly accounts payable aging report, together with the monthly borrowing base certificate, in the form attached hereto as Schedule 6(f).

(h)  Failure to Report. Borrower’s failure to timely provide any of the information within five (5) days after due as required by Sections (a) through (g) herein shall be an Event of Default under this Agreement and the Loan Documents.

(i)  Failure to Meet Covenant Requirements. Borrower’s failure to timely satisfy any of the covenants as required in Sections (a) through (g) herein shall be an Event of Default under this Agreement and the Loan Documents.

7.  DEFAULT.  Upon the occurrence of any of the following events (each an “Event of Default”, collectively, the “Events of Default”), Lender may at its option exercise any of its remedies set forth herein:

(a)  Borrower or any Guarantor fails to pay when due, whether on the scheduled due date or upon acceleration, maturity or otherwise, any principal or interest on the Loan due to Lender under this Agreement or the Note; or

(b)  Other than any principal or interest on the Loan due to Lender under this Agreement or the Note, Borrower or any Guarantor fails to pay when due, whether on the scheduled due date or upon acceleration, maturity or otherwise, within five (5) Business Days after the due date thereof, any amounts due to Lender under this Agreement or any other Loan Document; or

(c)  Borrower or any Guarantor fails to perform any other obligation under the Loan Documents and such failure shall remain unremedied for a period of thirty (30) days after Borrower’s receipt from Lender of written notice of such failure; provided, however, so long as such failure or violation is being diligently pursued, additional time shall be provided if such failure or violation cannot be cured within the thirty (30) day cure period; or

(d)  A “Default” or an “Event of Default” (as defined in each respective document) occurs under any of the Loan Documents (other than this Agreement) beyond any applicable notice or cure period; or

(e)  If any warranty or representation made by Borrower or Guarantor in this Agreement or any other Loan Document or pursuant to the terms hereof or thereof shall at any time be false, misleading or breached in any material respect, or

(f)  The dissolution of or termination of existence of Borrower or any of its subsidiaries or IVAX Diagnostics or Immunovision or Delta Biologicals; or

(g)  Borrower or any Guarantor shall commence a voluntary case concerning itself under Title 11 of the United States Code entitled “Bankruptcy,” as now or hereafter in effect, or any successor thereto (the “Bankruptcy Code”); or an involuntary case is commenced against Borrower or any Guarantor, and the petition is not controverted within twenty (20) days, or is not dismissed within sixty (60) after the filing thereof; or a custodian (as defined in the Bankruptcy Code) is appointed for, or takes charge of, all or substantially all of the property of Borrower or any Guarantor, to operate all or any substantial portion of the business of Borrower or any Guarantor, or Borrower or any Guarantor commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to Borrower or any Guarantor, or there is commenced against Borrower or any Guarantor any such proceeding which remains undismissed for a period of sixty (60) days after the filing thereof, or Borrower or any Guarantor is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; or Borrower or any Guarantor makes a general assignment for the benefit of creditors; or

(h)  At Lender’s option, (i) any default in payment of any obligation of Borrower under other loans, contracts or agreements from Lender or any of its affiliates, or (ii) any default in payment in an amount greater than $100,000.00 of any obligation of any Guarantor under other loans, contracts or agreements from Lender or any of its affiliates; or

(i)  At Lender’s option, any default in performance of any obligation of Borrower or any Guarantor (after taking into account applicable grace and cure periods) under other loans, contracts or agreements from Lender or any of its affiliates; or

(j)  A material alteration in the kind or type of Borrower’s or any Guarantor’s business occurs without the prior written consent of the Lender; or

(k)  A Material Adverse Effect shall have occurred; or

(l)  A final judgment for the payment of money in the amount of $50,000.00 or more is rendered against Borrower (as determined by a court of competent jurisdiction in a final and non-appealable decision) and the same remains unsatisfied except for such period of time as execution on the judgment is effectively stayed, and such judgment amount is not paid within thirty (30) days after the date of any such final judgment is required to be paid (taking into account any period of time as execution on judgment is effectively stayed).

8.  REMEDIES OF LENDER.  Upon the happening of an Event of Default, then Lender may, at its option, upon written notice to Borrower:

(a)  Cancel this Agreement;

(b)  Commence an appropriate legal or equitable action to enforce performance of this Agreement;

(c)  Accelerate the payment of the Note and the Loan and any other sums secured by the Security Agreement and commence appropriate legal and equitable action to collect all such amounts due Lender; and

(d)  Exercise any other rights or remedies Lender may have under the Security Agreement, the Mortgage or other Loan Documents referred to in this Agreement or executed in connection with the Loan or which may be available under applicable law.

9.  GENERAL TERMS.  The following shall be applicable throughout the period of this Agreement or thereafter as provided herein:

(a)  Confidentiality.  Lender agrees to keep confidential all Confidential Information obtained pursuant to or otherwise in connection with the Loan Documents or the transactions contemplated hereby or thereby; provided, however, Lender may be required to disclose Confidential Information obtained in connection with the Loan (i) if required pursuant to a judicial subpoena; (ii) with its attorneys and related professionals subject to attorney-client or similar confidentiality provisions; or (iii) to any auditor or governmental regulator in the ordinary course of Lender’s business, so long as Lender takes commercially reasonable actions to ensure the confidentiality of such Confidential Information.

(b)  Rights of Third Parties.  All conditions of Lender hereunder are imposed solely and exclusively for the benefit of Lender and its successors and assigns, and no other Person shall have standing to require satisfaction of such conditions or be entitled to assume that Lender will make advances in the absence of strict compliance with any or all thereof, and no other Person shall, under any circumstances, be deemed to be a beneficiary of this Agreement or the Loan Documents, any provisions of which may be freely waived in whole or in part by Lender at any time if, in its sole discretion, it deems it desirable to do so.

(c)  Borrower is not Lender’s Agent.  Nothing in this Agreement, the Note or any other Loan Document shall be construed to make Borrower Lender’s agent for any purpose whatsoever, or Borrower and Lender partners, or joint or co-venturers, and the relationship of the parties shall, at all times, be that of debtor and creditor.

(d)  Evidence of Satisfaction of Conditions.  Lender shall, at all times, be free independently to establish to its good faith and satisfaction, and in its absolute discretion, the existence or nonexistence of a fact or facts which are disclosed in documents or other evidence required by the terms of this Agreement.

(e)  Headings.  The headings of the sections, paragraphs and subdivisions of this Agreement are for the convenience of reference only, and shall not limit or otherwise affect any of the terms hereof.

(f)  Invalid Provisions to Affect No Others.  If performance of any provision hereof or any transaction related hereto is limited by law, then the obligation to be performed shall be reduced accordingly; and if any clause or provision herein contained operates or would prospectively operate to invalidate this Agreement in part, then the invalid part of said clause or provision only shall be held for naught, as though not contained herein, and the remainder of this Agreement shall remain operative and in full force and effect.

(g)  Application of Interest to Reduce Principal Sums Due.  In the event that any charge, interest or late charge is above the maximum rate provided by law, then any excess amount over the lawful rate shall be applied by Lender to reduce the principal sum of the Loan or any other amounts due Lender hereunder.

(h)  Governing Law.  The laws of the State of Florida shall govern the interpretation and enforcement of this Agreement.

(i)  Number and Gender.  Whenever the singular or plural number, masculine or feminine or neuter gender is used herein, it shall equally include the others and shall apply jointly and severally.

(j)  Prior Agreement.  To the extent necessary, this Agreement shall be deemed to be an amendment to any prior loan agreement between Borrower and Lender, and in the event of a conflict between the terms of this Agreement or any such prior agreement, the terms of this Agreement shall govern.

(k)  Waiver.  If Lender shall waive any provisions of the Loan Documents, or shall fail to enforce any of the conditions or provisions of this Agreement, such waiver shall not be deemed to be a continuing waiver and shall never be construed as such; and Lender shall thereafter have the right to insist upon the enforcement of such conditions or provisions.  Furthermore, no provision of this Agreement shall be amended, waived, modified, discharged or terminated, except by instrument in writing signed by the parties hereto.

(l)  Notices.  All notices from Borrower to Lender and Lender to Borrower required or permitted by any provision of this Agreement shall be in writing and sent by registered or certified mail or nationally recognized overnight delivery service and addressed as follows:

TO LENDER:	CITY NATIONAL BANK OF FLORIDA
25 West Flagler Street
Miami, Florida 33130
Attention: Senior Commercial Loan Officer

TO BORROWER:	DIAMEDIX CORPORATION
2140 North Miami Avenue
Miami, Florida 33127
Attention: Arthur R. Levine, Chief Financial Officer and Secretary

WITH A COURTESY	STEARNS WEAVER MILLER WEISSLER
COPY TO:	ALHADEFF & SITTERSON, P.A.
150 West Flagler Street, Suite 2200
Miami, Florida 33130
Attention: David M. Seifer, Esq.

The courtesy copy referenced above shall not, under any circumstance, constitute notice or service of process for purposes hereof.  In addition, Lender’s failure to provide such courtesy copy to Borrower’s counsel shall not be deemed to be a failure to provide proper notice to Borrower.

Such addresses may be changed by such notice to the other party.  Notice given as hereinabove provided shall be deemed given on the date of its deposit in the United States Mail and, unless sooner actually received, shall be deemed received by the party to whom it is addressed on the third (3rd) calendar day following the date on which said notice is deposited in the mail, or if a courier system is used, on the date of delivery of the notice.  Notwithstanding the foregoing, no notice of change of address shall be effective except upon actual receipt.

(m)  Successors and Assigns.  This Agreement shall inure to the benefit of and be binding on the parties hereto and their heirs, legal representatives, successors and assigns; but nothing herein shall authorize the assignment hereof by Borrower.

(n)  USA Patriot Act Notice.  Lender hereby notifies Borrower and Guarantor that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), Lender is required to obtain, verify and record information that identifies Borrower and Guarantor, which information includes the name and address of Borrower and Guarantor and other information that will allow Lender to identify Borrower and Guarantor in accordance with the Act.

(o)  Domicile of Loan.  Lender may transfer and carry the Loan at, to or for the account of any office or subsidiary of Lender.  Notwithstanding anything to the contrary contained herein, to the extent that a transfer of the Loan pursuant to this Section 9(o) or any other provision of this Agreement or the other Loan Documents or the issuance of participations in the Loan would, at the time of such transfer or participation, result in increased costs from those being charged by Lender prior to such transfer or participation, then Borrower shall not be obligated to pay such increased costs. Notwithstanding the foregoing, Lender’s interests and rights under this Agreement and the other Loan Documents are freely assignable, in whole or in part, by Lender.

(p)  Counterparts, Facsimiles.  This Agreement may be executed in counterparts. Each executed counterpart of this Agreement will constitute an original document, and all executed counterparts, together, will constitute the same agreement. Any counterpart evidencing signature by one party that is delivered by facsimile by such party to the other party hereto shall be binding on the sending party when such facsimile is sent, and such sending party shall within ten (10) days thereafter deliver to the other parties a hard copy of such executed counterpart containing the original signature of such party or its authorized representative.

(q)  WAIVER OF JURY TRIAL.  LENDER, BORROWER AND EACH GUARANTOR HEREBY KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVE THE RIGHT ANY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS AGREEMENT AND ANY AGREEMENT TO BE CONTEMPLATED TO BE EXECUTED IN CONJUNCTION HEREWITH, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY.  THIS PROVISION IS A MATERIAL INDUCEMENT FOR LENDER ENTERING INTO THIS AGREEMENT.

IN WITNESS WHEREOF, Borrower and Lender have caused this Agreement to be executed on the date first above written.

Signed, sealed and delivered in the	BORROWER:
presence of:
DIAMEDIX CORPORATION, a Florida corporation

	By:	/s/ Arthur R. Levine
Name:		Arthur R. Levine, Chief Financial Officer
and Secretary

Name:

LENDER:

CITY NATIONAL BANK OF FLORIDA

	By:	/s/ Angel M. Solorio
Print Name:		Angel M. Solorio, Vice President

Print Name:

JOINDER OF GUARANTOR

           Each of the undersigned, as Guarantor, hereby join in and consent to the foregoing Loan Agreement.

IVAX DIAGNOSTICS, INC., a Delaware corporation

By:	/s/ Arthur R. Levine
Arthur R. Levine, Chief Financial Officer,
Vice President - Finance and Secretary

IMMUNOVISION, INC., a Florida corporation

By:	/s/ Arthur R. Levine
Arthur R. Levine, Chief Financial Officer and
Secretary

DELTA BIOLOGICALS S.r.l., a company organized under the laws of Italy

By:	/s/ Kevin D. Clark
Kevin D. Clark, Sole Director